Exhibit 99.1

VINCE HOLDING CORP. REPORTS FIRST QUARTER 2024 RESULTS

Net Sales of $59.2 Million

Gross Margin Increased 440 basis points vs. Q1 FY2023

Q1 Profitability Exceeds Prior Outlook

Reaffirms Full Year FY2024 Outlook

NEW YORK, New York – June 18, 2024 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the first quarter ended May 4, 2024.

David Stefko, Interim Chief Executive Officer of VNCE said, "Our first quarter results reflect the strategic actions focused on driving improved full-price performance as we continued to reduce the promotional activity in our direct-to-consumer channel and pullback in our off-price business within our wholesale channel. As expected, these actions had a negative impact to our topline performance but helped to drive strong gross margin expansion despite incurring royalty expenses that we did not have in the prior year period. In addition, we continued to execute our Transformation Plan, and we believe we are on track to better align our cost structure with our current operating model inclusive of royalty expenses. Through these actions and initiatives we are well positioned to deliver on our objectives for this year and beyond."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the first quarter ended May 4, 2024:

•
Total Company net sales decreased 7.6% to $59.2 million compared to $64.1 million in the first quarter of fiscal 2023. The year-over-year decline was in line with expectations and driven by a 7.5% decrease in Vince brand sales due to the reduction in promotional activity in the direct-to-consumer channel and the pullback in the off-price business within the wholesale channel. The prior year period included $0.1 million in Rebecca Taylor and Parker segment sales.
•
Gross profit was $29.9 million, or 50.6% of net sales, compared to gross profit of $29.6 million, or 46.2% of net sales, in the first quarter of fiscal 2023. The increase in gross margin rate was driven by approximately 770 basis points related to lower promotional activity and lower discounting and 240 basis points related to lower product costing and freight costs. These factors were partially offset by approximately 460 basis points of royalty expenses associated with the Licensing Agreement (as defined below).
•
Selling, general, and administrative expenses were $31.9 million, or 54.0% of sales, compared to $32.7 million, or 51.1% of sales, in the first quarter of fiscal 2023. The decrease in SG&A dollars was primarily driven by expense favorability compared to last year given the transaction-related expenses (the "Transaction Expenses") associated with the Authentic Transaction (defined below), and was partially offset by an increase in rent and occupancy costs due to lease adjustments in the prior year as well as increased incentive compensation and benefits.

•
Income from operations was $5.6 million compared to a loss from operations of $2.4 million in the same period last year. Adjusted loss from operations* in the first quarter of fiscal 2024, which excludes the Gain on Sale of Subsidiary (as defined below), was $2.0 million. Adjusted loss from operations* in the first quarter of fiscal 2023, which excludes the Transaction Expenses and the gain on sale of the Parker brand intellectual property, was $0.3 million. The change in adjusted loss from operations* compared to the prior year period was primarily driven by the wind down of the Rebecca Taylor business and the lease adjustments in the prior year as noted above.
•
Income tax benefit was $0.9 million, mainly driven by $1.7 million of discrete tax benefit primarily recognized from the reversal of a portion of the non-cash deferred tax liability related to the Company's equity method investment (which portion can now be used as a source of income to support the realization of certain deferred tax assets related to the Company's net operating losses). This was offset by tax expense of $0.8 million due to the impact of applying the Company’s estimated effective tax rate for the fiscal year to the three-month pre-tax loss excluding discrete items. The tax benefit in the first quarter of fiscal 2024 compares to an income tax benefit of $5.3 million in the same period last year.
•
Net income was $4.4 million or $0.35 per diluted share compared to a net loss of $0.4 million or $(0.03) per share in the same period last year. Adjusted net loss* was $3.3 million or $(0.26) per share in the first quarter of fiscal 2024, excluding the one-time item noted above, compared to adjusted net loss* of $4.4 million or $(0.36) per share, which excludes the Transaction Expenses, the gain on sale of the Parker brand intellectual property, and the discrete tax benefit associated with classification change. Net income and adjusted net loss* for the first quarter fiscal 2024 includes $(0.5) million from the equity in net loss of equity method investment, which had no impact on the cash distribution from the entity.
•
The Company ended the quarter with 62 company-operated Vince stores, a net decrease of 5 stores since the first quarter of fiscal 2023.

Vince First Quarter Review

•
Net sales decreased 7.5% to $59.2 million as compared to the first quarter of fiscal 2023.
•
Wholesale segment sales decreased 6.8% to $30.3 million compared to the first quarter of fiscal 2023.
•
Direct-to-consumer segment sales decreased 8.2% to $28.9 million compared to the first quarter of fiscal 2023.
•
Income from operations excluding unallocated corporate expenses was $10.1 million compared to income from operations of $9.7 million in the same period last year.

Rebecca Taylor and Parker First Quarter Review

•
On September 12, 2022, the Company announced the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. The wind down of the Rebecca Taylor business was completed in Q2 Fiscal 2023.
•
Following the completion of the wind down of the Rebecca Taylor business in Fiscal 2023, in the first quarter of Fiscal 2024, the Company completed a nominal sale of all outstanding shares of Rebecca Taylor, which prior to the sale was in a net liability position, resulting in a gain of $7.6 million ("Gain on Sale of Subsidiary").
•
The Rebecca Taylor and Parker segment had income from operations of $7.6 million in the first quarter of fiscal 2024 compared to income from operations of $1.2 million in the first quarter of fiscal 2023. The change was driven by the Gain on Sale of Subsidiary of $7.6 million in fiscal 2024.

Net Sales and Operating Results by Segment:

	Three Months Ended
	May 4,	April 29,
(in thousands)	2024	2023
Net Sales:
Vince Wholesale	$30,257	$32,467
Vince Direct-to-consumer	28,914	31,508
Rebecca Taylor and Parker	—	81
Total net sales	$59,171	$64,056

Income (loss) from operations:
Vince Wholesale	$10,184	$8,571
Vince Direct-to-consumer	(64)	1,101
Rebecca Taylor and Parker	7,633	1,192
Subtotal	17,753	10,864
Unallocated corporate (1)	(12,149)	(13,240)
Total income (loss) from operations	$5,604	$(2,376)

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, for the quarter ended April 29, 2023 unallocated corporate expenses includes approximately $2.7 million of transaction related expenses associated with the Authentic Transaction.

Balance Sheet

At the end of the first quarter of fiscal 2024, total borrowings under the Company's debt agreements totaled $50.3 million and the Company had $25.9 million of excess availability under its revolving credit facility.

Net inventory at the end of the first quarter of fiscal 2024 was $56.7 million compared to $80.0 million at the end of the first quarter of fiscal 2023. The year-over-year decrease in inventory was driven by a decline in Vince as the Company sold through higher levels of inventory from the prior year and rebalanced its inventory purchases for the current season.

During the quarter ended May 4, 2024, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Transformation Program & Fiscal 2024 Outlook

On October 31, 2023, the Company announced its Transformation Program focused on driving enhanced profitability through an improved gross margin profile and an optimized expense structure. The Transformation Program is expected to result in over $30 million in savings over the next three years, including approximately $10 million of savings in fiscal 2024.

As previously noted, given the timing of the completion of the Authentic Transaction in May 2023, the year-over-year comparison in the first half of fiscal 2024 is negatively impacted by the royalty fees now incurred in the business that were not incurred through May 2023.

For the second quarter of fiscal 2024 the Company expects total company net sales to be relatively flat to down low single digits compared to $69.4 million in the second quarter of fiscal 2023. The Company expects second quarter fiscal 2024 total company operating margin to decline approximately 500 to 750 basis points compared to total company adjusted operating margin of 4.1% in the second quarter of fiscal 2023. This guidance assumes SG&A deleverage due to the reestablishment of the Company's short-term incentive compensation plan, as well as approximately a 160 basis point headwind from expense favorability last year due primarily to lease actions associated with the wind down activity with Rebecca Taylor, and approximately 130 basis point negative impact from severance expenses related to organizational changes. This outlook assumes continued gross margin expansion, despite the expected 190 basis point negative impact from royalty fees expected to be incurred in the period, however to a lesser degree as experienced in Q1 primarily driven by the channel mix assumption as the Company has now normalized its offprice wholesale business and expects to benefit from higher levels of fall wholesale shipments in Q2 fiscal 2024 given the strength of the orderbook.

For full year fiscal 2024 the Company continues to expect total company net sales to increase in the low-single-digit range compared to $292.9 million in fiscal 2023. The Company continues to expect full year fiscal 2024 total company operating margin, inclusive of approximately 140 basis point negative impact from expected royalty fees through May, referenced above, to be flat to up 25 basis points compared to total company adjusted operating margin of 1.4% in fiscal 2023.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction (the "Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the three months ended May 4, 2024, adjusted income (loss) from operations, adjusted income (loss) before income taxes and equity in net loss of equity method investment, adjusted income (loss) before equity in net loss of equity method investment, adjusted net income (loss), and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of the Gain on Sale of Subsidiary. For the three months ended April 29, 2023, the Company has provided adjusted loss from operations, adjusted loss before income taxes and equity in net loss of equity method investment, adjusted (benefit) provision for income taxes, adjusted loss before equity in net loss of equity method investment, adjusted net loss, and adjusted loss per share, which are non-GAAP measures, in order to eliminate the effect of the Transaction Expenses, the Parker IP Sale Gain and the Discrete Tax Benefit. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the first quarter results will be held today, June 18, 2024, at 8:30 a.m. ET, hosted by Vince Holding Corp. Interim Chief Executive Officer, Dave Stefko, and Chief Financial Officer, John Szczepanski. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 420390. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 47 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Transformation Program & Fiscal 2024 Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; restrictions on our operations under our credit facilities, our ability to realize the benefits of our strategic initiatives; our ability to improve our profitability; the execution of our customer strategy; our operating experience and brand recognition in international markets; the execution and management of our direct-to-consumer business growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; actual or perceived general economic conditions; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; the transition associated with the appointment of an interim chief executive officer; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to complete the wind down of the Rebecca Taylor business; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the extent of our foreign sourcing; our reliance on independent manufacturers; the ethical business and compliance practices of our independent manufacturers; our status as a “controlled company”; our status as a “smaller reporting company”; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries		Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended
	May 4,	April 29,
	2024	2023
Net sales	$59,171	$64,056
Cost of products sold	29,258	34,464
Gross profit	29,913	29,592
as a % of net sales	50.6%	46.2%
Gain on sale of intangible assets	—	(765)
Gain on sale of subsidiary	(7,634)	—
Selling, general and administrative expenses	31,943	32,733
as a % of net sales	54.0%	51.1%
Income (loss) from operations	5,604	(2,376)
as a % of net sales	9.5%	(3.7)%
Interest expense, net	1,646	3,290
Income (loss) before income taxes and equity in net loss of equity method investment	3,958	(5,666)
Benefit for income taxes	(887)	(5,285)
Income (loss) before equity in net loss of equity method investment	4,845	(381)
Equity in net loss of equity method investment	(465)	—
Net income (loss)	$4,380	$(381)
Earnings (loss) per share:
Basic earnings (loss) per share	$0.35	$(0.03)
Diluted earnings (loss) per share	$0.35	$(0.03)
Weighted average shares outstanding:
Basic	12,507,561	12,342,355
Diluted	12,611,901	12,342,355

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	May 4,	February 3,	April 29,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$739	$357	$422
Trade receivables, net	22,248	20,671	17,372
Inventories, net	56,674	58,777	80,036
Prepaid expenses and other current assets	6,949	4,997	4,201
Total current assets	86,610	84,802	102,031
Property and equipment, net	6,869	6,972	9,409
Operating lease right-of-use assets	70,377	73,003	68,741
Goodwill	31,973	31,973	31,973
Assets held for sale	—	—	69,957
Equity method investment	25,075	26,147	—
Other assets	2,175	2,252	1,983
Total assets	$223,079	$225,149	$284,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,478	$31,678	$45,976
Accrued salaries and employee benefits	4,195	3,967	4,247
Other accrued expenses	9,487	8,980	16,731
Short-term lease liabilities	15,823	16,803	19,354
Current portion of long-term debt	—	—	3,500
Total current liabilities	51,983	61,428	89,808
Long-term debt	50,102	43,950	102,442
Long-term lease liabilities	65,771	67,705	67,044
Deferred income tax liability and other liabilities	3,567	4,913	4,499
Stockholders' equity	51,656	47,153	20,301
Total liabilities and stockholders' equity	$223,079	$225,149	$284,094

Vince Holding Corp. and Subsidiaries			Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended May 4, 2024
	As Reported (GAAP)	Gain on sale of subsidiary	As Adjusted (Non-GAAP)

Income (loss) from operations	$5,604	$7,634	$(2,030)
Interest expense, net	1,646	—	1,646
Income (loss) before income taxes and equity in net loss of equity method investment	3,958	7,634	(3,676)
Benefit for income taxes	(887)	—	(887)
Income (loss) before equity in net loss of equity method investment	4,845	7,634	(2,789)
Equity in net loss of equity method investment	(465)	—	(465)
Net income (loss)	$4,380	$7,634	$(3,254)
Earnings (loss) per share - diluted (1)	$0.35	$0.61	$(0.26)

	For the Three Months ended April 29, 2023
	As Reported (GAAP)	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Discrete Tax Benefit Associated with Classification Change	As Adjusted (Non-GAAP)

Loss from operations	$(2,376)	$(2,741)	$765	$(150)	$—	$(250)
Interest expense, net	3,290	—	—	—	—	3,290
Loss before income taxes and equity in net loss of equity method investment.	(5,666)	(2,741)	765	(150)	—	(3,540)
(Benefit) Provision for income taxes	(5,285)	—	—	—	(6,127)	842
Loss before equity in net loss of equity method investment	(381)	(2,741)	765	(150)	6,127	(4,382)
Net loss	$(381)	$(2,741)	$765	$(150)	$6,127	$(4,382)
Loss per share (2)	$(0.03)	$(0.22)	$0.06	$(0.01)	$0.50	$(0.36)

(1) As reported is based on diluted weighted-average shares outstanding of 12,611,901 and as adjusted is based on basic weighted average shares outstanding of 12,507,561 for the three months ended May 4, 2024. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.

(2) Based on a weighted-average shares outstanding of 12,342,355 for the three months ended April 29, 2023, which excludes the effects of dilutive equity securities.